ASSET PURCHASE AGREEMENT

AMERICAN FOOD TRUCK GROUP LLC

as Buyer

AND

THE GRILLED CHEESE TRUCK, INC.

as Seller

Dated as of September 12, 2013

ARTICLE 1 DEFINITIONS		4
1.1	Certain Defined Terms	8
1.2	Other Defined Terms	8
ARTICLE II PURCHASE AND SALE OF ASSETS		8
2.1	Purchase of Assets	8
2.2	Purchase Price and Payment	8
2.3	Full Possession	8
2.4	No Assignment in Certain Circumstances	8
ARTICLE III INTENTIONALLY OMITTED		9
ARTICLE IV CLOSING		9
4.1	Closing	9
4.2	Seller's Obligations at Closing	9
4.3	Buyer Obligations at Closing	10
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		11
5.1	Organization and Qualification	11
5.2	Authorization	11
5.3	Non-Contravention	11
5.4	No Brokers	11
5.5	Litigation; Legal Matters	12
5.6	Title to Assets	12
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		12
6.1	Organization and Qualification; No Subsidiaries	12
6.2	Authorization	12
6.3	Capitalization	13
6.4	Non-Contravention	14
6.5	Absence of Certain Changes	14
6.6	Title to Assets	15
6.7	Buyer Personal Property Leases	15
6.8	Real Property Leases	15
6.9	Intellectual Property Rights	15
6.10	Litigation; Legal Matters	18
6.11	Permits and Other Operating Rights	18
6.12	Compliance with Law	18
6.13	Tax Matters	18
6.14	Disclosure	19
6.15	No Brokers	19
ARTICLE VII CERTAIN COVENANTS		19
7.1	Confidentiality	19
7.2	Authorizations	20
7.3	Publicity	20
7.4	Notification	20
7.5	Bulk Sales Compliance	20
7.6	Truck Rental Lease Agreement	21

ARTICLE VIII INDEMNIFICATION		21
8.1	Survival	21
8.2	Indemnification by Seller	21
8.3	Indemnification by Buyer	22
8.4	General Indemnification Provisions	22
8.5	Tax Matters	24
8.6	Materiality	24
ARTICLE IX TAX MATTERS		24
9.1	Allocation of Purchase Price	24
9.2	Taxes Before and After the Closing Date	24
9.3	Notification and Defense	25
9.4	Access	25
9.5	Taxes Relating to Transactions Contemplated by This Agreement	26
9.6	Payments	26
ARTICLE X TERMINATION		26
10.1	Termination	26
10.2	Effect on Obligations	26
ARTICLE XI GENERAL PROVISIONS		26
10.1	Expenses, Taxes, Etc.	26
11.2	Notices	26
11.3	Disclosure Schedule	27
11.4	Interpretation; Conflict Between Agreements	28
11.5	Severability	28
11.6	Assignment	28
11.7	No Third-Party Beneficiaries	28
11.8	Amendment, Other Remedies and Waiver	28
11.9	Further Assurances	29
11.10	Mutual Drafting	29
11.11	Governing Law	30
11.12	Consent to Jurisdiction; Waivers	30
11.13	Waiver of Jury Trial	30
11.14	Counterparts	30
11.15	Entire Agreement	30

EXHIBIT:

Exhibit A – Bill of Sale

Exhibit B – Bill of Sale

Exhibit C – Assignment and Assumption Agreement

Exhibit D – Truck Rental Agreement

Exhibit E – Buyer Operating Agreement

DISCLOSURE SCHEDULES:

Disclosure Schedule 2.1	Assets
Disclosure Schedule 5.6	Permitted Liens on Title to Assets
Disclosure Schedule 6.1	Organization and Qualification
Disclosure Schedule 6.3	Capitalization of Buyer
Disclosure Schedule 6.5	Material Changes
Disclosure Schedule 6.6	Title to Assets
Disclosure Schedule 6.7	Personal Property Leases
Disclosure Schedule 6.8	Real Property Leases
Disclosure Schedule 6.9	Intellectual Property
Disclosure Schedule 6.10	Litigation
Disclosure Schedule 6.11	Permits and Operating Rights
Disclosure Schedule 6.12	Compliance with Laws
Disclosure Schedule 9.1	Allocation of Purchase Price

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 12, 2013 (the “Effective Date”), by and among The Grilled Cheese Truck, Inc., a Nevada corporation (“GCT” or the “Seller”), and American Food Truck Group, LLC, a Nevada limited liability company (“AFTG” or the “Buyer”).

RECITALS

WHEREAS, on August 8, 2013, the Seller entered into a Asset Purchase Agreement, whereby the Seller acquired, among other things, certain intellectual property of KOW Leasing Co., LLC (“KOW”);

WHEREAS, Seller desire to sell and cause to be transferred to Buyer, and Buyer desires to purchase and accept the transfer from Seller, certain assets of Seller identified on Schedule 2.1, as hereinafter specifically provided;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.          Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, audit, assessment or arbitration, or any request (including any request for information), proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Agreement” means this Asset Purchase Agreement, including all schedules and exhibits hereto, as it may be further amended from time to time as herein provided.

“Ancillary Agreements” means the Bills of Sale, the Assignment and Assumption Agreement, the Buyer Operating Agreement, the Truck Rental Agreement and any and all other documents and instruments provided herein.

“Assets” means the assets identified on Disclosure Schedule 2.1 regarding certain intellectual property acquired by the Seller from to KOW.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement by Seller and Buyer, in substantially the form of Exhibit C attached hereto.

“Bills of Sale” means the two (2) bills of sale conveying good and marketable title to the Assets to Buyer, in substantially the form of Exhibit A and Exhibit B attached hereto.

“Buyer” means The American Food Truck Group, LLC, a Nevada limited liability company.

“Buyer Indemnified Parties” has the meaning specified in Section 8.2.

“Buyer LLC Interests” has the meaning specified in Section 6.3(a).

“Buyer Loss” has the meaning specified in Section 8.2.

“Buyer Operating Agreement” means the Limited Liability Company Operating Agreement of Buyer, in substantially the form of Exhibit F attached hereto.

“Buyer Personal Property Leases” has the meaning specified in Section 6.8.

“Bylaws” means a company’s bylaws, code of regulations or equivalent document.

“Cash Upfront Payment” has the meaning specified in Section 2.2.

“Charter” means a company’s articles of incorporation, certificate of incorporation, articles of formation or equivalent organizational documents.

“Closing” means the closing of the transactions contemplated by this Agreement as specified in Section 4.1.

“Closing Cash Payment” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Date of Survival” has the meaning specified in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof delivered to Buyer by Seller and forming a part of this Agreement.

“Encumbrance” means any interest (including any security interest), pledge, mortgage, lien (including environmental liens), charge, claim (including any adverse claim) or other right of third parties, whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

“Governmental Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnitee” has the meaning specified in subsection 8.4(a).

“Indemnitor” has the meaning specified in subsection 8.4(a).

“IRS” means the Internal Revenue Service or any successor entity.

“Knowledge” and “known” and words of similar import mean:

(i)          with respect to any Seller shall mean the actual present knowledge of a particular matter by any of the directors or executive officers of Seller, and shall be deemed to include the knowledge that any such person would have obtained after making a reasonable inquiry of those employees of such Seller with principal day-to-day operational responsibility with respect to a particular matter; and

(ii)           with respect to Buyer shall mean the actual present knowledge of a particular matter by any of the members, directors, managers or executive officers of Buyer, and shall be deemed to include the knowledge that such members, directors or executive officers would have obtained after making a reasonable inquiry with respect to a particular matter.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any law, rule, regulation, Action, Governmental Order, and those arising under any contract, agreement, commitment or undertaking.

“Losses” has the meaning specified in subsection 8.4(a).

“Material Adverse Effect” means a material adverse effect on (a) the assets, properties, Liabilities, operations, business, or condition (financial or otherwise) of the named party, taken as a whole, or (b) the ability of the named party to perform its obligations hereunder.

“Operating Agreement” means a limited liability company’s operating agreement, code of regulations or equivalent document.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Permitted Liens” means any (a) in the case of each Seller, liens encumbering the Assets in favor of lessors of Seller Personal Property leases with respect to which no default exists; (b) in the case of Buyer, liens encumbering its assets in favor of lessors of Buyer Personal Property, i.e., leases with respect to which no default exists; and (c) liens for current taxes not yet due and payable.

“Person” shall include any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

“Purchase Price” has the meaning specified in Section 2.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning specified in Section 8.3.

“Seller Loss” has the meaning specified in Section 8.3.

“Seller” means The Grilled Cheese Truck, Inc.

“Seller Personal Property Leases” has the meaning specified in Section 5.7.

“Subject Buyer LLC Interests” has the meaning specified in Section 2.2.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party Claims” has the meaning specified in subsection 8.4(c).

“Transfer Taxes” shall have the meaning specified in Section 9.5.

“Truck Rental Agreement” shall have the meaning specified in Section 7.6

1.2.          Other Defined Terms. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1.          Purchase of Assets. Upon the terms and subject to the conditions herein set forth, in reliance upon the representations and warranties contained herein and in consideration of the payment of the Purchase Price at the Closing, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any and all Encumbrances, all of Seller’ rights, title and interests in and to the Assets identified on Disclosure Schedule 2.1.

2.2.          Purchase Price and Payment. Upon the terms and subject to the conditions herein set forth, and in consideration of the sale, assignment, transfer and delivery to Buyer of the Assets, the Buyer shall pay the aggregate purchase price of (the “Purchase Price”) as follows:

(a)          A non-refundable deposit cash payment of Two Hundred Thousand Dollars ($200,000.00) by wire transfer or cashier’s or certified check (the “Cash Upfront Payment”) on or before September 16, 2013;

(b)          An additional cash payment of Two Hundred Fifty Thousand Dollars ($250,000.00) by wire transfer or cashier’s or certified check (the “Closing Cash Payment”) on the Closing Date;

(c)          Issuance of limited liability company membership interests of Buyer equal to twenty percent (20%) percent of the issued and outstanding membership units after factoring in this issuance, thereof (the “Subject Buyer LLC Interests”), determined on a fully-diluted basis as of the Closing Date, free and clear of all Encumbrances, to GCT. The Parties shall determine and mutually agree in good faith the value of the 20% interests in the Buyer on or prior to the Buyer filing its tax returns for fiscal year ending 2013.

The Purchase Price shall be allocated in accordance with Section 9.1.

2.3.          Full Possession. Subject to the terms and conditions of this Agreement, concurrently with the execution and delivery of this Agreement, Seller shall put Buyer into full and actual possession of the Assets. The sale of the Assets contemplated hereby shall be effected by the Bills of Sale, the Assignment and Assumption Agreement and such other instruments of conveyance, transfer and assignment as Buyer may request that are necessary to vest in Buyer all of the rights, title and interests of Seller in the Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers to such sale of the Assets, to put Buyer in full and actual possession of the Assets.

2.4.          No Assignment in Certain Circumstances. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third Person would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any sale, conveyance, assignment, transfer or delivery to Buyer of any interest under any such instrument, commitment, contract, lease, permit or other agreement or arrangement that requires the authorization, approval, consent or waiver of a third Person shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date, Seller shall, at Buyer’s sole cost and expense, use their commercially reasonable efforts to obtain any such authorization, approval, consent or waiver (provided that, in obtaining any such authorization, approval, consent or waiver, (i) Seller shall not agree to any amendment, modification or supplement of any such instrument, commitment, contract, lease, permit or other agreement or arrangement, except with Buyer’s consent, and (ii) Buyer shall use its commercially reasonable efforts to assist Seller in obtaining any such authorization, approval, consent or waiver), and Seller (at Buyer’s cost and expense) shall to the greatest extent permitted by law and any such instrument, commitment, contract, lease, permit or other agreement or arrangement (including by acting as an agent of Buyer), hold such instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of Buyer or otherwise for the exclusive use and benefit of Buyer such that Buyer receives the interest of Seller in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained.

ARTICLE III
INTENTIONALLY OMITTED

ARTICLE IV
CLOSING

4.1.          Closing. The consummation of the purchase and sale of the Assets (the “Closing”) shall take place October 1, 2013 (the “Closing Date”), or such other date as mutually agreed upon by the parties. Regardless of the date on which this Agreement is executed and the transactions contemplated by this Agreement are consummated, the Closing is deemed to have occurred as of 12:01 a.m. local time on the Closing Date.

4.2.          Seller’ Obligations at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer, which such obligations may be waived by the Buyer at Closing:

(a)          final Buyer Disclosure Schedules, as required under this Agreement;

(b)          the Assignment and Assumption Agreement;

(c)          the Buyer Operating Agreement duly executed by GCT;

(d)          the allocation of the Purchase Price in accordance with Disclosure Schedule 9.1;

(e)          the Truck Rental Agreement;

(f)          a certificate of an officer each Seller certifying as to (i) its Charter documents; (ii) its Bylaws; (iii) resolutions adopted by its board of directors authorizing this Agreement, all Ancillary Agreements and all other transactions contemplated hereby and thereby; (iv) the incumbency and signatures of all signatories on behalf of each Seller; and (v) a recent good standing certificate of each Seller from the state of organization; and

(g)          all actions necessary to transfer title of the Assets to Buyer.

4.3.          Buyer Obligations at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller, which such obligations may be waived by the Seller at Closing:

(a)          final Buyer Disclosure Schedules, as required under this Agreement;

(b)          the Cash Upfront Payment;

(c)          the Closing Cash Payment;

(d)          the Subject Buyer LLC Interests;

(e)          the Buyer Operating Agreement duly executed by all managers and members of Buyer (other than GCT);

(f)          the Assignment and Assumption Agreement;

(g)          the Truck Rental Agreement;

(h)          a certificate of the manager or officer of Buyer certifying as to (i) its Charter; (ii) its Operating Agreement as in effect immediately prior to the Effective Date; (iii) resolutions adopted by all managers and members of Buyer approving this Agreement, all Ancillary Documents and all transactions contemplated hereby and thereby (including, without limitation, the issuance of Subject Buyer LLC Interests, the admission of GCT as a member of Buyer and the adoption of the Buyer Operating Agreement); (iv) the incumbency and signatures of all signatories on behalf of Buyer; and (v) a recent good standing certificate of Buyer from the state of organization and all other states in which Buyer is qualified to do business; and

(i)          Any and all actions necessary to effectuate the assumption of the Assets by Buyer.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Seller represents and warrants to Buyer, as of the Closing Date, as follows:

5.1.          Organization and Qualification. GCT is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

5.2.          Authorization.

(a)          The Seller has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by The Seller. This Agreement constitutes, and upon the execution and delivery thereof by the Seller, each Ancillary Agreements will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions

(b)          No consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of any Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings is not reasonably likely to (i) prevent or delay consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) prevent the Seller from performing its obligations under this Agreement or any Ancillary Agreement.

5.3.          Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) any provision of the Charter or Bylaws of the Seller, (b) any law, rule, regulation or Governmental Order to which the Seller or any of its business or assets are bound or subject, or (c) any agreement, indenture, undertaking, permit, license or other instrument to which the Seller is a party or by which the Seller or any of its properties may be bound or affected, other than such violations and conflicts which are not reasonably likely to (i) prevent or delay consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) prevent the Seller from performing its obligations under this Agreement or any Ancillary Agreement.

5.4.          No Brokers. Neither Seller nor any of their Affiliates, representatives, agents, directors, officers or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.5.          Litigation; Legal Matters. There is no Action pending or, to the knowledge of Seller, threatened against or involving the Seller or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, or before or by any Governmental Authority, nor any Governmental Order of any Governmental Authority against or affecting or which could affect the ability of the Seller to complete the transactions set forth under this Agreement or any Ancillary Agreement, and Seller do not know of any valid basis for any such Action.

5.6.          Title to Assets. Except for Permitted Liens and as set forth in Disclosure Schedule 5.6, Seller has good and marketable title to all of the Assets. Except for Permitted Liens and as set forth in Disclosure Schedule 5.6, none of the Assets is subject to any Encumbrance of any kind.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Closing Date, as follows:

6.1          Organization and Qualification; No Subsidiaries. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Nevada and has full company power and authority to own its assets and to conduct the Buyer’s business as and where it is being conducted by it. Buyer is duly licensed or qualified to do business, and is in good standing as a foreign limited liability company, in all jurisdictions in which its assets or its business makes such licensing or qualification necessary, including the jurisdictions set forth in Disclosure Schedule 6.1. Buyer has delivered to Seller true, complete and accurate copies of Buyer’s Charter documents and Operating Agreement, as currently in effect. There are no contracts, commitments or arrangements relating to the issuance, sale or transfer of any securities of Buyer, except as set forth in this Agreement. Buyer does not own, directly or indirectly, securities or other ownership interests in any other Person. Buyer is not a party to any agreement relating to the formation of any joint venture, association or other Person.

6.2          Authorization.

(a)          The Buyer has full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary company action on the part of the Buyer, and (ii) requisite managers’ and members’ approval of the Buyer has been obtained. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and upon the execution and delivery thereof by Buyer of each Ancillary Agreement to which it is a party will constitute, a legal, valid and binding obligation of such Buyer, enforceable against such Buyer, in accordance with their respective terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

(b)          No consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of Buyers in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation by them of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings is not reasonably likely to (i) prevent or delay consummation of the transactions contemplated by this Agreement or any Ancillary Agreements or (ii) prevent Buyer from performing its obligations under this Agreement or any Ancillary Agreements.

6.3          Capitalization.

(a)          Disclosure Schedule 6.3(a) hereto lists all of the members of Buyer and their respective holdings of limited liability company membership interests of Buyer (“Buyer LLC Interests”), options or warrants to purchase Buyer LLC Interests or securities convertible into Buyer LLC Interests, as of immediately prior to the Effective Date. Except for the Subject Buyer LLC Interests issuable to GCT as provided in this Agreement, there are no other securities, options, warrants, calls, rights, commitments or agreements of any character (including, without limitation, under any employment, consulting, severance or similar agreement) to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Buyer LLC Interests or obligating Buyer to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such security, option, warrant, call, right, commitment or agreement.

(b)          All outstanding Buyer LLC Interests are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, rights of first refusal or similar rights created by law or any agreement to which Buyer or any member of Buyer is a party or by which any of them is bound. All outstanding Buyer LLC Interests are free and clear of any and all Encumbrances. All outstanding Buyer LLC Interests were issued in compliance in all material respects with all applicable federal and state securities laws. There are no contracts, commitments or agreements relating to voting, purchase or sale of any Buyer LLC Interests of the Buyer (x) between or among Buyer and/or any member of Buyer, or (y) between or among any members of Buyer.

(c)          True and complete copies of all agreements and instruments relating to or issued under any Buyer equity option plan or otherwise relating to the issuance of Buyer LLC Interests or securities convertible into Buyer LLC Interests have been provided or made available to Seller and such agreements and instruments have not thereafter been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the forms of agreements or instruments provided to Seller.

(d)          The Subject Buyer LLC Interests, when issued, shall constitute at least Twenty Percent (20%) of all the issued and outstanding Buyer LLC Interests, on a fully diluted basis. The Subject Buyer LLC Interests, when issued, will be duly authorized and validly issued in compliance with all applicable laws, fully paid and non-assessable, and free of Encumbrances, preemptive rights, rights of first refusal or other rights of third parties.

6.4          Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement by the Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) any provision of the Charter or Operating Agreement of the Buyer, (b) any law, rule, regulation or Governmental Order to which the Buyer or any of its business or assets are bound or subject, or (c) any agreement, indenture, undertaking, permit, license or other instrument to which the Buyer is a party or by which the Buyer or any of its properties may be bound or affected, other than such violations and conflicts which are not reasonably likely to (i) prevent or delay consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) prevent the Buyer from performing its obligations under this Agreement or any Ancillary Agreement.

6.5          Absence of Certain Changes. Except as set forth on Disclosure Schedule Section 6.5, there were no Material Adverse Effect on Buyer has or is likely to occur, since inception of the Buyer:

(a)          There has not been any event, change or effect with respect to the assets or the business, operations, condition (financial or otherwise), working capital, Liabilities, earnings, reserves or operating results of the business of Buyer or, to Buyer’s and knowledge, customers of the Buyer, which has had or is reasonably likely to have a material adverse effect.

(b)          the assets of Buyer have not suffered any loss, damage, destruction or other casualty adversely affecting any of such assets, whether or not covered by insurance;

(c)          Buyer has not incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability arising from or relating to it assets or business except for trade or business obligations incurred in the ordinary course of business and consistent with past practice in connection with the purchase of goods and services;

(d)          Buyer has not sold, transferred, leased or otherwise disposed of any assets or permitted or allowed any of the assets to be subject to any Encumbrance (other than the Permitted Liens) of any kind, other than in the ordinary course of business and consistent with past practice;

(e)          Buyer has not instituted, settled or agreed to settle any Action before any Governmental Authority relating to any of its assets or businesses;

(f)          Buyer has not entered into any other transaction, contract or commitment in respect of its assets or businesses, other than in the ordinary course of business and consistent with past practice which calls for fixed and/or contingent payments thereunder;

(g)          Buyer has not paid or agreed to pay any brokerage or finders’ fee in connection with, and Buyer has not incurred any severance pay obligations by reason of, this Agreement or any Ancillary Agreement;

(h)          Buyer has not made any capital expenditure or commitment therefore relating to the Business for additions to its property, facilities or equipment; and

(i)          Buyer has not made, with respect to its businesses, any change in any method of its accounting or accounting practice or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets.

6.6          Title to Assets. Except as set forth in Disclosure Schedule 6.6, Buyer has good and marketable title to all of its assets. Except for Permitted Liens or as otherwise explained on Disclosure Schedule 6.6, none of Buyer’s assets is subject to any Encumbrance of any kind.

6.7          Buyer Personal Property Leases.

(a)          Disclosure Schedule 6.7 contains an accurate and complete list and description of leases in respect of the Buyer’s assets (collectively, the “Buyer Personal Property Leases”).

(b)          The Buyer Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Buyer Personal Property Leases, there are no existing defaults under the applicable lease by Buyer or, to the knowledge of Buyer, any other party thereto, and no event of default on the part of Buyer or, to the knowledge of Buyer, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Buyer has delivered to Seller true and correct copies of the Buyer Personal Property Leases.

6.8          Real Property Leases.

(a)          Disclosure Schedule 6.8 contains an accurate and complete list and description of real property leases of Buyer (collectively, the “Real Property Leases”).

(b)          The Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Real Property Leases, there are no existing defaults under the applicable lease by Buyer or, to the knowledge of Buyer, any other party thereto, and no event of default on the part of Buyer or, to the knowledge of Buyer, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Buyer has delivered to Seller true and correct copies of the Real Property Leases.

6.9          Intellectual Property Rights.

(a)          As used herein, “Intellectual Property” means any and all of the following: (i) patent registrations and applications in any and all jurisdictions, including but not limited to: re-issues, continuations, continuations-in-part, renewals, re-examinations, extensions or divisions; (ii) registered, pending and common law trademarks including but not limited to: service marks, trade dress, trade names, logos, corporate or company names and domain names in any and all jurisdictions, together with all of the goodwill associated therewith; (iii) registered, pending or unregistered copyrights in websites, writings, graphic works, designs or other copyrightable works in any and all jurisdictions; (iv) software; (v) registered, pending or unregistered mask works in any and all jurisdictions; (vi) trade secrets and other confidential information regarding Buyer’s business (including, without limitation, ideas, discoveries, formulas, compositions, inventions (whether patentable or not and whether or not reduced to practice), know-how, methodology, models, algorithms, systems, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information, marketing and business data, databases, pricing and cost information; (vii) other intellectual property rights including but not limited to claims or causes of action arising out of or related to past, present or future third-party infringement or misappropriation of the foregoing; (viii) rights under all agreements relating to the foregoing; and (ix) copies and tangible embodiments of the foregoing (in whatever form or medium).

(b)          Disclosure Schedule 6.9 sets forth a true and complete list of all patents and patent applications, registered trademarks, registered service marks, and trademark and service mark applications, registered copyrights and copyright applications and Internet domain names and websites, in all jurisdictions, in each case that are owned by Buyer or exclusively held by Buyer for use in its business (collectively, together with any other unregistered intellectual property, copyrights, trademarks and trade secrets, know-how and similar confidential and/or proprietary information owned by the Buyer or exclusively held for use in its business, the “Owned Intellectual Property”).

(c)          Disclosure Schedule 6.9 sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property, to which any Buyer is a party, in each case which are valid and used or held for use by or otherwise in connection with Buyer’s business (collectively, “Licensed Intellectual Property”). Each of the agreements on Disclosure Schedule 6.9 is in full force and effect and enforceable in accordance with its terms on the parties thereto. Buyer has not: (i) received any written notice of termination or cancellation under any agreements to Licensed Intellectual Property (ii) received any written notice of a breach or default under agreements to such Licensed Intellectual Property, which breach has not been cured, or (ii) granted to any other third party any rights, adverse or otherwise in or to the Licensed Intellectual Property that would constitute a breach of rights to the Licensed Intellectual Property. To Knowledge of the Buyer, no party is in breach of any of the agreements on Disclosure Schedule 6.9. Buyer has not granted any license or other right currently outstanding to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property, except for those licenses set forth in Disclosure Schedule 6.9 hereto.

(d)          The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used or intended to be used in the ordinary day-to-day conduct of Buyer’s business and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of Buyer’ s business as currently conducted or planned to be conducted. Each of the Owned Intellectual Property and the Licensed Intellectual Property owned or developed by the Buyer has not been adjudged invalid or unenforceable in whole or in part, and, to the Knowledge of the Buyer, each of the other Owned Intellectual Property and the Licensed Intellectual Property is subsisting, valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property is current and unexpired.

(e)          No claims or legal proceedings have been asserted in writing against the Buyer and not disposed of, or are pending, or, to the Knowledge of the Buyer, are threatened against the Buyer: (i) based upon or challenging or seeking to deny or restrict the use by Buyer of any of the Owned Intellectual Property, or Licensed Intellectual Property; (ii) alleging that any of Buyer’s current or proposed products or services provided by or processes used or intended to be used by Buyer infringe upon or misappropriate any Intellectual Property right of any third party; (iii) alleging that any of the Licensed Intellectual Property infringes upon any Intellectual Property right or software of any third party or is being licensed or sublicensed to Buyer in conflict with the terms of any license or other agreement; (iv) challenging Buyer’s ownership of the Owned Intellectual Property; or (v) challenging the legality, validity, enforceability of any of the Owned Intellectual Property or Licensed Intellectual Property.

(f)          To the Knowledge of Buyer, no Person is engaged in any activity that infringes upon the Owned Intellectual Property or the Licensed Intellectual Property.

(g)          Buyer has delivered or made available to Seller correct and complete copies of all written agreements, documents, licenses, royalty agreements or other rights relating to Owned Intellectual Property and Licensed Intellectual Property to which Buyer is a party.

(h)          Buyer has taken commercially reasonable steps customary in the industry to maintain the confidentiality of its trade secrets and other confidential Intellectual Property, and (i) to the Knowledge of Buyer, there has been no misappropriation of any trade secrets or other confidential Intellectual Property of Buyer by any current or former employee, independent contractor, consultant or agent of Buyer, or by any other Person; (ii) to the Knowledge of Buyer, no current or former employee, independent contractor, consultant or agent of the Buyer has misappropriated any trade secrets of any other Person in the course of his performance as an employee, independent contractor, consultant or agent of the Buyer; and (iii) to the Knowledge of Buyer, no current or former employee, independent contractor, consultant or agent of any of the Buyer in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or contract with Buyer relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property.

(i)          All Owned Intellectual Property was developed by Buyer’s own agents, members, managers, directors, officers, employees or consultants under a valid assignment of invention agreement or similar agreement or contract.

(j)          Buyer has not entered into any contracts with the United States government (or any of its agencies) pursuant to which Buyer or any employees or consultants of Buyer are required to assign any Intellectual Property rights in favor of the United States government (or any of its agencies).

(k)          The consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements will not result in the termination or impairment of any of the Owned Intellectual Property or Licensed Intellectual Property and will not constitute a breach or default under any of the agreements related thereto and will not give any of the parties to any agreement with respect to the Licensed Intellectual Property the right to terminate such agreement.

6.10          Litigation; Legal Matters. Except as set forth on Disclosure Schedule 6.10, there is no Action pending or, to the knowledge of Buyer, threatened, whether at law or in equity, or before or by any Governmental Authority, nor any Governmental Order of any Governmental Authority against or affecting or which could affect (without regard to the availability of insurance) the Buyer, its assets or its businesses, and Buyer does not know of any valid basis for any such Action. Disclosure Schedule 6.11 sets forth for each matter disclosed therein whether any loss as a result of such matter is wholly or partly insured or uninsured.

6.11          Permits and Other Operating Rights. Buyer possesses all permits (including health and safety permits), licenses, orders, approvals and authorizations from third Persons, including Governmental Authorities, currently required by applicable provisions of any law, statute, regulation, existing judicial decision or Governmental Order, or by the property and contract rights of third Persons, necessary to permit the operation of its businesses in the manner in which it currently is being conducted. All such permits, licenses, orders, approvals and authorizations are in full force and effect and, except as explained in Disclosure Schedule 6.11, will remain in full force and effect following the consummation of the transactions contemplated hereby, no suspension or cancellation of any of them had been threatened in writing, and no such permit, license, order, approval or authorization will be adversely affected by the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

6.12          Compliance with Laws. Except as set forth on Disclosure Schedule 6.12. Buyer is in material compliance with all laws, statutes, regulations and Governmental Orders in respect of the operation, activities, conduct and transactions of the business and the ownership, operation, use or possession of its assets and the employment of its employees. None of the operation, activity, conduct and transactions of Buyer’s business or Buyer’s ownership, operation, use or possession of its assets or the employment of its employees materially conflicts with the rights of any other Person or violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Encumbrance, lease, license, agreement, contract, agreement, commitment or understanding or any law, statute, regulation or Governmental Order to which Buyer is a party or by which Buyer or any of its assets may be bound or affected.

6.13          Tax Matters. Buyer has accurately prepared and duly and timely filed all Tax Returns which it is required to file and have paid all Taxes required to be paid with respect to the periods covered by such Tax Returns. Such Tax Returns are true and correct in all material respects. No deficiencies for any Taxes have been asserted in writing or assessed against Buyer which remain unpaid and no state of facts exists or has existed which would constitute grounds for the assessment of any additional Taxes for any period for which Tax Returns have been filed. There are to Buyer’s Knowledge, no pending or threatened actions, proceedings, investigations, audits or claims related to Taxes of Buyer. Buyer has properly withheld and paid over to the appropriate Taxing Authorities all Taxes required by it so to be withheld. There are no agreements, waivers or arrangements providing for the extension of time with respect to the assessment of any Tax owed by Buyer. There are no tax liens upon any assets of Buyer. Buyer has not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Code. Buyer is not party to any Tax allocation or sharing agreement. Buyer has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897 (c)(1)(A)(ii) of the Code.

6.14          Disclosure. No representations or warranties by Buyer in this Agreement or any Ancillary Agreements and no statement contained in any document (including, without limitation, financial statements and the Schedules hereto), certificate or other writing furnished or to be furnished by Buyer to Seller pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain any untrue statement of fact or omit to state any fact necessary in order to make the statements herein or therein not misleading.

6.15          No Brokers. Neither Buyer nor any of its Affiliates, representatives, agents, directors, officers or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

ARTICLE VII

CERTAIN COVENANTS

7.1          Confidentiality. Buyer shall, and shall cause its representatives, Affiliates and employees: (a) to treat and hold as confidential (and not to disclose or provide access to any Person to) any information relating to the Assets or any other confidential information with respect to the business of the Seller or the Assets; (b) in the event that any of them becomes legally compelled to disclose any such information, to provide Seller with prompt written notice of such requirement so that Seller or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 7.1; (c) in the event that such protective order or other remedy is not obtained, or Seller waive compliance with this Section 7.1, to furnish only that portion of such information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; (d) to the extent permitted by law, to promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Seller any and all copies (in whatever form or medium) of all such information and to destroy any and all additional copies of such information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information which, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Buyer or its representatives, Affiliates or employees. Buyer agrees and acknowledges that remedies at law for any breach of their obligations under this Section 7.1 are inadequate and that in addition thereto Seller (or an Affiliate thereof) shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

7.2          Authorizations. Each of Buyer and Seller, as promptly as practicable after the Closing Date, shall and shall cause their respective Affiliates to (i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all laws, rules and regulations applicable to it as may be required for it to consummate the transfer of the Assets and the other transactions contemplated hereby in accordance with the terms of this Agreement and the Ancillary Documents; (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, orders, consents and waivers from all Persons necessary to consummate the foregoing; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and to carry out the intentions of the parties expressed herein. Nothing in this Section shall require, or be deemed to require, Seller to agree to or effect any divestiture or take any other action which would reasonably be expected to impair Seller’ ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated hereby. The cost and expense of obtaining any required authorizations, approvals, consents or waivers from Governmental Authorities shall be shared equally between Buyer, on the one hand, and Seller on the other.

7.3          Publicity. Neither Buyer, Seller, nor any of their respective Affiliates, shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties hereto, except (i) as required by law and after conferring with the other parties concerning the timing and content of such required disclosure, and (ii) in the case of Seller, as may be required of Seller by applicable law, regulation or Securities and Exchange Commission position, by any court order or judicial process.

7.4          Notification. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of any known failure of Seller or Buyer to comply with, perform or satisfy any covenant or comply with, perform or satisfy any condition contained in this Agreement or any Ancillary Agreement to be complied with, performed or satisfied by any such party.

7.5          Bulk Sales Compliance. Buyer and Seller hereby waive compliance with the provisions, to the extent applicable, of any bulk sales or transfers law or similar law of any jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreement. Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Buyer Losses in connection with any Action incurred or suffered by any such Buyer Indemnified Party arising out of or related to such waiver.

7.6          Truck Rental Lease Agreement. At Closing, Buyer and Seller shall enter into a truck rental lease agreement pursuant to which Buyer shall lease to Seller, franchise or licensed operators of the Seller, One Hundred (100) new Food trucks, at prevailing market rates and on such other terms and conditions as substantially set forth in the Truck Rental Lease Agreement (the “Truck Rental Agreement”), in accordance with the lease commencement schedule as follows: (i) Twenty (20) trucks on or before March 31, 2014; and (ii) a minimum of Ten (10) trucks per month after March 31, 2014.

ARTICLE VIII

INDEMNIFICATION

8.1          Survival. All representations and warranties of Seller and Buyer contained in this Agreement and the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive the consummation of the transactions contemplated hereby and thereby only through and until the third anniversary of the Closing Date; provided, however, he representations and warranties contained in Section 5.9 (Title to Assets) shall survive until 60 days after the applicable statute of limitations has expired (in each case, the date until each such representation shall survive is herein referred to as the “Date of Survival”). With respect to the representations and warranties that are subject to the Date of Survival, if written notice of a claim for breach of any such representations and warranties has been given on or before the Date of Survival by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All indemnification obligations of Seller and Buyer in this Agreement or the Ancillary Agreements (including all schedules and exhibits thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive indefinitely. All covenants, obligations and agreements of Seller and Buyer contained in this Agreement and the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive the consummation of the transactions contemplated hereby and thereby

8.2          Indemnification by Seller. Except as otherwise limited by this Article VIII, the Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, any assignee or successor thereof, and each officer, director, employee, agent and representative of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Liabilities, damages, claims, costs and expenses (including reasonable expenses of investigation and legal fees and costs in connection therewith), interest, awards, judgments, penalties and Encumbrances suffered or incurred by any of the Buyer Indemnified Parties (hereinafter a “Buyer Loss”), arising in whole or in part out of or resulting directly or indirectly from:

(a)          any breach of any representation or warranty of Seller in this Agreement or the Ancillary Agreements to which any of them is a party (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements to which any of them is a party or made in connection herewith or therewith);

(b)          any breach of any covenant, obligation or agreement of Seller in this Agreement or the Ancillary Agreements to which any of them is a party (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements to which any of them is a party or made in connection herewith and therewith).

The amount that Seller are obligated to indemnify Buyer under this Agreement shall not exceed Four Hundred Fifty Thousand Dollars ($450,000.00); provided, however, that the Seller shall not be obligated to pay any amounts to Buyer owed in connection to the indemnification obligations under this Section until such indemnification amounts exceed $75,000 in the aggregate.

8.3          Indemnification by Buyer. Except as otherwise limited by this Article VIII, Buyer shall indemnify, defend and hold harmless Seller, their respective subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director, member, manager, employee, agent and representative of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all losses, Actions, Liabilities, damages, claims, costs and expenses (including reasonable expenses of investigation and legal fees and costs in connection therewith), interest, awards, judgments, penalties and Encumbrances suffered or incurred by any of the Seller Indemnified Parties (hereinafter a “Seller Loss”) arising solely out of or resulting directly from:

(a)          any breach of any representation or warranty of Buyer in this Agreement (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement or made in connection herewith and therewith);

(b)          any breach of any covenant, obligation or agreement of Buyer in this Agreement to which either of them is a party (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments or undertakings furnished pursuant to this Agreement or made in connection herewith and therewith); and

(c)          any Assumed Liability.

8.4          General Indemnification Provisions.

(a)          For the purposes of this Section 8.4, the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 8.2 or 8.3, as the case may be; the term “Indemnitor” shall refer to the Person having the obligation to indemnify pursuant to such provisions; and “Losses” shall refer to Seller Losses or Buyer Losses, as the case may be.

(b)          The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid or payable to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage or such Loss is related to a breach of the kind described in subsection 8.2(a) or 8.3(a)), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses.

(c)          Within a reasonable time following the determination thereof, an Indemnitee shall give the Indemnitor written notice of any matter which such Indemnitee has determined has given rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (subject to the last sentence of this subsection). The obligations and Liabilities of any party under this Article VIII with respect to Losses arising from claims, assertions, events or proceedings of any third party (including claims by any assignee or successor of the Indemnitee or any Governmental Authority), which are subject to the indemnification provided for in this Article VIII (“Third Party Claims”) shall be governed by and be subject to the following additional terms and conditions: If any Indemnitee shall receive written notice of any Third Party Claim, the Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim (subject to the last sentence of this subsection) and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Loss (without limitation) that may result from such Third Party Claim, then the Indemnitor shall be entitled, at its option, to assume and control the defense against such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnitee within 15 calendar days of the receipt of notice of such Third Party Claim from Indemnitee, unless, in the reasonable opinion of counsel for the Indemnitee, there is a conflict or a potential conflict of interest between the Indemnitee and the Indemnitor in such Action, in which event the Indemnitee shall be entitled to direct the defense with respect to only those issues as to which such conflict exists with one separate counsel of its choice reasonably acceptable to the Indemnitor. The reasonable fees and expenses of any such separate counsel shall be borne by the Indemnitor. In the event that the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at Indemnitor’s expense, all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves the payment of money only either by a party or parties other than the Indemnitee or for which the Indemnitee is totally indemnified (without limitation) by the Indemnitor and the unconditional release from all related liability of the Indemnitee, may be settled by the Indemnitor without the written consent of the Indemnitee. The foregoing notwithstanding, the failure of any Indemnitee to give any notice required to be given hereunder shall not affect such Indemnitee’s right to indemnification hereunder except to the extent the Indemnitor from whom such indemnity is sought shall have been actually prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure.

(d)          Payment by an Indemnitee to a third party with respect to a Loss shall not affect such Indemnitee’s rights to indemnification pursuant to this Article VIII, provided that the written consent of the Indemnitor is obtained, such consent not to be unreasonably withheld.

8.5          Tax Matters. In addition to this Article VIII, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article IX to the extent expressly provided therein.

8.6          Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this Article VIII, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement or any Ancillary Agreements shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any.

ARTICLE IX
TAX MATTERS

9.1          Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated among the Assets as set forth in Disclosure Schedule 9.1 and agree that such allocation is based upon Section 1060 of the Code and related Treasury Regulations (and any similar provision of state, local or foreign law). Such allocation shall be conclusive and binding on the parties hereto, and Buyer and Seller shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocation unless required to do so under applicable law. All values contained in such allocation shall be consistently reported by the parties hereto and their Affiliates for Tax purposes in accordance with the procedures reflected herein.

9.2          Taxes Before and After the Closing Date.

(a)          Notwithstanding any provision of local law, custom, practice or Tax sharing agreement or arrangement to the contrary, the Seller shall be liable for, and shall indemnify the Buyer Indemnified Parties from and against all Taxes attributable to the ownership, use, operations, activities or transactions of the Assets for all periods up to and including the Effective Date.

(b)          Buyer shall be liable for, and shall indemnify the Seller Indemnified Parties from and against, all Taxes payable by, or due from, Buyer, any Affiliate of Buyer, Seller, or any of Affiliate of any Seller attributable to (i) the operation or the ownership of the Assets after the Closing Date (ii) all Taxes attributable to the transactions contemplated hereby.

(c)          Seller or their designated Affiliates shall be entitled to any credits or refunds of any Tax paid by Seller or any Affiliate of any Seller, and not indemnified by Buyer or any Affiliate thereof, and any interest thereon. Buyer or its designated Affiliate shall be entitled to any credits or refunds of any Tax paid by Buyer or any Affiliate thereof, and any interest thereon. A party entitled to a credit or refund under this Section 9.2 shall be entitled to reasonably prosecute the Action for refund at its own expense and in the name of the party nominally entitled thereto, which party shall execute all documents and do any and all things reasonably requested by the party entitled to such credit or refund, provided that such party is promptly reimbursed by the party entitled to credit or refund for its costs and expenses in connection therewith other than general and administrative expense. A party receiving an amount in respect of a refund or credit to which another party is entitled pursuant to this Section 9.2 shall make payment thereof to such party in immediately available funds promptly upon receipt of any such refund or credit.

9.3          Notification and Defense.

(a)          Buyer shall promptly notify Seller in writing upon receipt by Buyer or any Affiliate of Buyer of notice of any pending or threatened Action (including determinations as to the timing of payment of Taxes not yet required to be paid) relating to any Tax of the Assets, or to Tax Returns reflecting the Assets, for periods ending on or prior to the Closing Date. Seller shall have the sole right to represent the taxpayer’s interest in any such Action, and to employ counsel of their choice at their expense, upon reaffirming their obligation to jointly and severally indemnify the Buyer Indemnified Parties in respect thereof. Seller shall reasonably keep Buyer advised and shall reasonably consult with Buyer with respect to such controversy and prior to entering into any consensual resolution of such controversy that may affect Buyer. Buyer agrees that they will, and will cause their Affiliates to, cooperate fully with Seller and Seller’ counsel, at Seller’ sole cost and expense, in the defense against or compromise of any claim in any such Action.

(b)          Buyer shall have full responsibility and discretion in handling of any Tax controversy involving their business or the Assets for periods ending after the Closing Date. Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened Action relating to any Tax of or relating to the Assets, or to Tax Returns relating to the Assets, for periods after the Effective Date. Buyer shall have the sole right to represent the taxpayer’s interest in any such Action (including determinations as to the timing of payment of Taxes not yet required to be paid) and to employ counsel of its choice at its expense, upon reaffirming its obligation to indemnify the Seller Indemnified Parties in respect thereof. Buyer shall reasonably keep Seller advised and shall reasonably consult with Seller with respect to such controversy and prior to entering into any consensual resolution of such controversy that may affect the Seller. Seller agree that they will, and will cause their Affiliates to, cooperate fully with Buyer and its counsel, at Buyer’s sole cost and expense, in the defense against or compromise of any claim in any such Action.

(c)          Buyer and Seller shall not enter into any compromise or agree to settle any claim pursuant to any Action that would adversely affect the other party for such year or a subsequent year without the written consent of the other party.

9.4          Access. Without limiting the generality of Section 9.1, after the Closing, Buyer and Seller shall make available to the other, and to any Taxing Authority, as reasonably requested, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities of or relating to the Assets for all periods prior to or including the Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

9.5          Taxes Relating to Transactions Contemplated by This Agreement. All Taxes imposed in connection with the transfer of the Assets (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer or any Affiliate of Buyer or any Seller or any Affiliate thereof, shall be borne and paid by Buyer. The Buyer, hereby agrees to indemnify the Seller Indemnified Parties from and against any and all such Transfer Taxes imposed in connection with the transfer of the Assets.

9.6          Payments. Unless otherwise provided herein, all payments of indemnification of Tax to be made under this Article IX shall be made in immediately available funds within ten business days of receipt of a written notice from the party entitled to indemnification which sets forth in reasonable detail the basis and an explanation of the claim hereunder, but in no event earlier than one business day before the date on which such Tax is required to be paid to the relevant Taxing Authority.

ARTICLE X

TERMINATION

10.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          By the mutual written consent of Buyer and Sellers; or

(b)          By Seller or Buyer by written notice given to the other, if the Closing has not occurred on October 1, 2013, unless otherwise agreed to by the parties.

10.2          Effect on Obligations. Termination of this Agreement pursuant to Section 10 hereof shall terminate all obligations of the parties hereunder, except for their obligations under this Agreement; provided, however, that termination of this Agreement shall not relieve a breaching party (whether or not it is the terminating party) from any liability to the other party hereto arising from or related to its breach of any representations, warranties, covenants or agreements contained herein. Further, in the event this Agreement is terminated, the Buyer shall not be entitled to the return of the Cash Upfront Payment.

ARTICLE XI
GENERAL PROVISIONS

11.1          Expenses, Taxes, Etc. Except as otherwise expressly provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

11.2          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission, (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

if to Seller:

The Grilled Cheese Truck, Inc.
641 Lexington Avenue, Suite 1520
New York, New York 10022
Attention: Robbie Lee
Robbie@trig-capital.com
Telephone No.: 212-521-4406

with a copy to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
Attention: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300

if to Buyer:

American Food Truck Group, LLC
688 N. Coast Highway #131
Laguna Beach, California
Attention: Brian Pallas
Facsimile No.:
Telephone No.:

with a copy to:

11.3          Disclosure Schedule. The Disclosure Schedule shall be divided into sections corresponding to the sections and subsections of this Agreement. If any information required to be disclosed pursuant to any particular provision hereof or Schedule hereto is disclosed and such information is also required to be disclosed pursuant to any other provision hereof or Schedule hereto, then the initial disclosure shall be deemed to satisfy all other disclosure requirements with respect to the subject matter thereof for purposes of this Agreement and any Schedule hereof. Any Section or subsection herein for which there is no specific exception in the Disclosure Schedule and lacks a disclosure in the corresponding section of the Disclosure Schedule shall be construed to have been made without any such disclosure. Disclosure of any matter in the Disclosure Schedule shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

11.4          Interpretation; Conflict Between Agreements.

(a)          When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all monetary amounts referenced in this Agreement shall mean U.S. dollars.

(b)          In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and any Ancillary Agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

11.5          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of statute, law, regulation, Governmental Order or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. In such event, any such term or provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

11.6          Assignment. This Agreement may not be assigned by operation of law or otherwise by any party thereto, with the prior written consent of the other parties. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of Buyer and Seller.

11.7          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

11.8          Amendment, Other Remedies and Waiver.

(a)          This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Buyer.

(b)          The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(c)          Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement will operate as a waiver of such right, power or privilege, and single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no Action or right arising out of this Agreement or the Ancillary Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the Action or right unless in a writing signed by the party against which such waiver or renunciation is charged; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.9          Further Assurances. (a) Buyer and Seller agree to (i) cooperate fully with the other parties, and to cause its Affiliates to cooperate fully, (ii) execute and cause such Affiliates to execute such further instruments, documents and agreements, and (iii) give such further written assurances as may be reasonably requested by Buyer or Seller, as the case may be, to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, including the issuance of the Subject Buyer LLC Interests to GCT.

(a)          If at any time and from time to time after the Closing Date (without limitation as to time or otherwise) Buyer reasonably determines that Seller or their respective Affiliates’ rights, title and interests in and to an Asset has failed to be fully transferred and conveyed in accordance with this Agreement to Buyer, then Seller shall cause such Asset to be transferred and conveyed to Buyer in accordance with this Agreement as soon as reasonably practicable after notice from Buyer to Seller. If requested by Buyer, the Seller shall prosecute or otherwise enforce in their own name (or that of an Affiliate thereof) for the benefit of Buyer any claims, rights or benefits that are or shall be transferred to Buyer by this Agreement and that require prosecution or enforcement in the name of Seller (or any such Affiliate). Any prosecution or enforcement of claims, rights or benefits under this Section 10.9(b) shall be solely at Buyer’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Seller or any Affiliate thereof. Following the Closing Date, Seller and its respective Affiliates shall refer to Buyer as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Assets.

(b)          If at any time and from time to time after the Closing Date (without limitation as to time or otherwise) GCT reasonably determines that the rights, title and interests in and to the Subject Buyer LLC Interests has failed to be fully issued in accordance with this Agreement to GCT, then Buyer shall cause such Subject Buyer LLC Interests Asset to be issued to GCT in accordance with this Agreement as soon as reasonably practicable after notice from GCT to Buyer.

11.10          Mutual Drafting. This Agreement is the joint product of the Seller and Buyer and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Buyer, on the one hand, and Seller on the other, and shall not be construed for or against any party hereto.

11.11          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles).

11.12          Consent to Jurisdiction; Waivers.

(a)          For purposes of any Action arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby, each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the courts of the State of New York, and (ii) the United States District Courts in the State of New York. Each of the parties hereto agrees to commence any such Action either in the United States District Court or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York.

(b)          Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 11.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 11.13.

(c)          Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or any transaction contemplated hereby in (i) the courts of the State of New York, (ii) the United States District Courts in the State of New York, as appropriate, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

11.13          Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any Action relating to this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby, and for any counterclaim with respect thereto.

11.14          Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Agreement or any signature page to this Agreement or any Ancillary Agreement, shall have the same validity and enforceability as an originally signed copy.

11.15          Entire Agreement. This Agreement, together with the Ancillary Agreements and all Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder, except as otherwise expressly provided herein.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE GRILLED CHEESE TRUCK, INC. a Nevada corporation	AMERICAN FOOD TRUCK GROUP, LLC
a Nevada limited liability company

By: ______________________________________________	By: ______________________________________________
Name:	Name:
Title:	Title:

[Signature Page to Asset Purchase Agreement]